Exhibit 10.1

WAIVER UNDER NOTE AND WARRANT PURCHASE AGREEMENT

THIS WAIVER UNDER NOTE AND WARRANT PURCHASE AGREEMENT (this “Waiver”) is entered into as of March 31, 2021 by and between Identiv, Inc., a Delaware corporation (the “Company”), 21 April Fund, Ltd. (the “Holder”) and 21 April Fund, LP. Capitalized terms not defined herein have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, on May 5, 2020, the Company, 21 April Fund, LP and the Holder entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company issued a Secured Subordinated Promissory Note to each of 21 April Fund, LP (the “21 April Fund, LP Note”) and to the Holder (the “Holder Note”);

WHEREAS, on December 30, 2020, the Company repaid in full the 21 April Fund, LP Note, and on February 5, 2021, the Company and Holder entered into an amendment to the Holder Note;

WHEREAS, the Company has advised the Holder that it desires to extend the maturity date of the Holder Note to May 5, 2021 (the “Extended Maturity Date”), as permitted by Section 1.2 of the Holder Note;

WHEREAS, the Holder has advised the Company that it desires to waive (a) the issuance of Extension Warrants that would otherwise be issuable to the Holder under Section 5.3(b) of the Purchase Agreement as a result of such extension and (b) the interest at the rate of 8% per annum that would otherwise accrue under the Holder Note during the period from the end of the Initial Maturity Date through the Extended Maturity Date but not waive, for the avoidance of doubt, Extension Warrants that would become issuable to the Holder, or the interest that would begin to accrue at 12% per annum under the Holder Note if the Holder Note is not repaid on or before the Extended Maturity Date; and

WHEREAS, the observance of any term of the Purchase Agreement may be waived with the written consent of the Company, the Holder and 21 April Fund, LP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Waiver of Extension Warrants and Interest for Period from Initial Term through Extended Maturity Date

The Holder hereby waives (a) the right to receive any Extension Warrants from the Company as a result of the Company’s election to extend the maturity date of the Holder Note beyond the Initial Term and (b) the right to receive interest that would otherwise accrue during the period from the end of the Initial Maturity Date through the Extended Maturity Date; provided, however, that the Holder does not waive the right to receive Extension Warrants or interest that would become issuable and payable, respectively, in the event that the Holder Note is not repaid in full on or prior to the Extended Maturity Date.

2.Confirmation. Except as expressly waived herein, all of the terms and provisions of the Purchase Agreement and, for the avoidance of doubt, the Holder Note, are unchanged and continue in full force and effect.

3.Counterparts. This Amendment may be executed in any number of counterparts, by facsimile if necessary, each of which shall be an original, but all of which together shall constitute one instrument.

4.Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

IDENTIV, INC.

By:	/s/ Sandra Wallach
Name:	Sandra Wallach
Title:	CFO

21 APRIL FUND, LTD.

By:	/s/ Michael M. Kellen
Name:	Michael M. Kellen
Title:	Authorized Person / Portfolio Manager

21 APRIL FUND, LP

By:	/s/ Michael M. Kellen
Name:	Michael M. Kellen
Title:	Authorized Person / Portfolio Manager

IDENTIV, INC.
SIGNATURE PAGE TO
AMENDMENT TO NOTE